UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 29, 2005

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri	1-6089	44-0607856
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
4400 Main Street, Kansas City, MO	64111
(Address of Principal Executive Offices)	(Zip Code)
(816) 753-6900
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement

(a) On April 29, 2005, (i) Option One Mortgage Corporation ("OOMC") and Option One Loan Warehouse Corporation ("OOLWC"), wholly owned subsidiaries of H&R Block, Inc. (the "Company"), entered into the Second Amended and Restated Sale and Servicing Agreement dated April 29, 2005 among OOMC, OOLWC, Option One Owner Trust 2001-1A (the "Trust"), and Wells Fargo Bank, N. A. ("Wells Fargo") (the "SSA"), (ii) OOLWC amended the Amended and Restated Note Purchase Agreement dated April 16, 2004 among OOLWC, the Trust and Greenwich Capital Financial Products, Inc. ("Greenwich") (the "NPA Amendment"), and (iii) the Trust amended the Amended and Restated Indenture dated as of November 25, 2003 between the Trust and Wells Fargo (the "Indenture Amendment") (the SSA, the NPA Amendment and the Indenture Amendment are hereinafter referred to collectively as the "Amendments").

The purpose of the Amendments was to (i) extend the term of OOMC's off-balance sheet financing arrangement with Greenwich to fund daily non-prime originations through April 28, 2006, subject to various triggers, events or occurrences that could result in earlier termination (the "Greenwich Warehouse Facility"), (ii) to provide for an additional $1,000,000,000 in uncommitted funding capacity and (iii) to modify various financial covenants required by the Greenwich Warehouse Facility.

The Greenwich Warehouse Facility provides $2,000,000,000 in committed funding and an additional $1,000,000,000 in uncommitted funding, less principal amounts outstanding under the Steamboat Funding Facility described in Item (b) below. The Greenwich Warehouse Facility bears interest at one-month LIBOR plus additional margin rates and provides for payment of nonutilization fees. The Greenwich Warehouse Facility is also subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, non-warehouse leverage ratio, minimum net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the Greenwich Warehouse Facility. In addition, the Greenwich Warehouse Facility permits Greenwich at any time to require the Trust to redeem specified borrowed amounts outstanding under the Greenwich Warehouse Facility.

(b) On April 29, 2005, (i) OOMC and OOLWC entered into the Second Amended and Restated Sale and Servicing Agreement dated April 29, 2005 among OOMC, OOLWC, Option One Owner Trust 2001-1B (the "Steamboat Trust"), and Wells Fargo (the "Steamboat SSA"), (ii) OOLWC amended the Amended and Restated Note Purchase Agreement dated April 16, 2004 among OOLWC, the Steamboat Trust and Steamboat Funding Corporation ("Steamboat") (the "Steamboat NPA Amendment"), and (iii) the Steamboat Trust amended the Amended and Restated Indenture dated as of November 25, 2003 between the Steamboat Trust and Wells Fargo (the "Steamboat Indenture Amendment") (the Steamboat SSA, the Steamboat NPA Amendment and the Steamboat Indenture Amendment are hereinafter referred to collectively as the "Steamboat Amendments").

The purpose of the Steamboat Amendments was to (i) extend the term of OOMC's off-balance sheet financing arrangement with Steamboat to fund daily non-prime originations through April 28, 2006, subject to various triggers, events or occurrences that could result in earlier termination (the "Steamboat Funding Facility"), (ii) to provide for an additional $1,000,000,000 in uncommitted funding capacity and (iii) to modify various financial covenants required by the Steamboat Funding Facility.

The Steamboat Funding Facility provides $2,000,000,000 in committed funding and an additional $1,000,000,000 in uncommitted funding, less principal amounts outstanding under the Greenwich Warehouse Facility. The Steamboat Funding Facility bears interest at one-month LIBOR plus additional margin rates and provides for payment of nonutilization fees. The Steamboat Funding Facility is also subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, non-warehouse leverage ratio, minimum net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the Steamboat Funding Facility. In addition, the Steamboat Funding Facility permits Steamboat at any time to require the Trust to redeem specified borrowed amounts outstanding under the Steamboat Funding Facility.

(c) Under the Greenwich Warehouse Facility and the Steamboat Funding Facility, non-prime loans originated by OOMC are sold daily to the Trust and the Steamboat Trust, which utilize the Greenwich Warehouse Facility and the Steamboat Funding Facility to purchase the loans. The Trust and the Steamboat Trust subsequently sell the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See "Off-Balance Sheet Financing Arrangements" in Item 7 of the Company's Form 10-K for the fiscal year ended April 30, 2004.

(d) Certain parties to the Greenwich Warehouse Facility and the Steamboat Funding Facility have other relationships with the Company or its affiliates. Affiliates of Greenwich, Steamboat and Wells Fargo are lending parties pursuant to (i) a $1,000,000,000 364-day revolving credit facility maintained by Block Financial Corporation ("BFC"), as borrower, and the Company, as guarantor, with various lenders and (ii) a $1,000,000,000 five-year revolving credit facility maintained by BFC, as borrower, and the Company, as guarantor, with various lenders. In addition, Greenwich and Steamboat are affiliated with each other.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Under the terms of the Greenwich Warehouse Facility and the Steamboat Funding Facility, OOMC provides a guarantee up to a maximum amount equal to approximately 10% of the aggregate principal balance of mortgage loans held by the Trust and the Steamboat Trust before ultimate disposition of the loans by the trusts. This guarantee would be called upon in the event adequate proceeds were not available from the sale of the mortgage loans to satisfy the current or ultimate payment obligations of the trusts. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to this guarantee would be approximately $300,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC. BY: /S/ Bret G. Wilson —————————————— Bret G. Wilson Vice President and Secretary

Date: May 3, 2005